 Exhibit 10.3

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of January 9, 2016 by and between Cancer Prevention Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Sucampo AG, a Swiss corporation, and a wholly owned subsidiary of Sucampo Pharmaceuticals, Inc., a Delaware corporation (together, the “Purchaser”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company the Note (as defined below); and

WHEREAS, subject to the terms and conditions set forth in this Agreement, upon the Closing (as defined below) the Company and the Purchaser shall enter into the Option and Collaboration Agreement (as further defined below) providing the Purchaser with an option to obtain an exclusive license for the development and commercialization in North America of products including both eflornithine and sulindac as active ingredients under terms set forth in the Option and Collaboration Agreement; and

WHEREAS, the Purchaser desires to make, at the request of the Company, the Investment (as defined below, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Note (as defined herein); and (b) the following terms have the meanings set forth in this Section 1.1:

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Authorizations” shall have the meaning ascribed to such term in Section 3.1(y).

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing Date” means the business day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto in connection with the Closing, and all conditions precedent to: (i) the Purchaser’s obligation to pay the Subscription and Option Amount as to the Closing; and (ii) the Company’s obligation to deliver the Note and the Option and Collaboration Agreement as to the Closing, in each case, have been satisfied or waived.

“Closing” shall have the meaning ascribed to such term in Section 2.1.

“Closing Statement” means the Closing Statement in the form of Annex A attached hereto.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the shares of common stock of the Company.

“Common Stock Equivalents” means any securities of the Company that would entitle the holder thereof to acquire at any time shares of Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, shares of Common Stock.

“Confidential Information” shall have the meaning ascribed to such term in Section 5.1(g).

“Conversion Shares” means the shares of Common Stock of the Company issued and issuable upon conversion of the Note or Subsequent Note and in accordance with the terms of the Note or Subsequent Note, as applicable.

“Disclosure Schedules” shall have the meaning ascribed to such term in Section 3.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FDA” shall have the meaning ascribed to such term in Section 3.1(y).

“Futility Analysis” shall have the meaning ascribed to such term in the Option and Collaboration Agreement.

“GAAP” shall have the meaning ascribed to such term in Section 3.1(h).

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(n).

“Investment” shall have the meaning ascribed to such term in Section 2.3.

“Knowledge” means, with respect to the Company, the actual knowledge of the Chief Executive Officer after reasonable investigation and due diligence.

“Liens” means a lien, mortgage, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b).

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(i).

“Maximum Rate” shall have the meaning ascribed to such term in Section 5.16.

“Note” means that certain Convertible Promissory Note in the principal amount of $5,000,000 due, subject to the terms therein, three (3) years from its date of issuance, in the form of Exhibit A attached hereto.

“Observer” shall have the meaning assigned to such term in Section 5.1(a).

“Observer Period” shall have the meaning assigned to such term in Section 5.1(a).

“Option” shall have the meaning assigned to such term in Section 2.2.

“Option and Collaboration Agreement” means that certain Option and Collaboration Agreement in the form of Exhibit B attached hereto.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Phase 3 Trial” shall have the meaning ascribed to such term in Section 4.4.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Purchaser Party” shall have the meaning ascribed to such term in Section 4.5.

“Qualified Financing” means the first to occur of (i) a firm commitment underwritten public offering of Common Stock pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Company (“IPO”), or (ii) a private placement in one financing transaction or a series of related financing transactions of debt, equity, preferred or convertible securities, in each case with aggregate gross proceeds (before underwriters’ and/or financial advisory fees and commissions and offering expenses) to the Company (excluding any investment by the Purchaser in such offering) of at least Ten Million

Dollars ($10,000,000).

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

“Representatives” shall have the meaning ascribed to such term in Section 5.1(h).

“Securities” means the Note and the Conversion Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subscription and Option Amount” means, as to the Purchaser, the $8,000,000 aggregate amount to be paid at the Closing for (i) the Note purchased hereunder at the Closing; and (ii) the Option Fee, which Subscription and Option Amount shall be inserted on the signature page of this Agreement next to the heading “Subscription and Option Amount” and shall be paid in United States dollars and in immediately available funds.

“Subsequent Note” shall have the meaning ascribed to such term in Section 2.3(b).

“Subsequent Note Closing” shall have the meaning ascribed to such term in Section 2.3(b).

“Subsidiaries” means any Person in which the Company, directly or indirectly, (i) owns at least a majority of the outstanding capital stock or equity or similar interest of such Person; or (ii) controls or operates all or any part of the business, operations or administration of such Person, and each of the foregoing, is individually referred to herein as a “Subsidiary.”

“Transaction Documents” means this Agreement, the Note, the Option and Collaboration Agreement, and all exhibits and schedules hereto and thereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

ARTICLE II.

PURCHASE AND SALE AND INVESTMENT

2.1              Note Purchase. The Purchaser will purchase the Note from the Company in the aggregate Principal Amount of Five Million Dollars ($5,000,000). The purchase of the Note will occur in one tranche, which shall be closed upon the satisfaction of the conditions set forth in Section 2.6 below (the “Closing”).

2.2              Option. At the Closing, the Purchaser and the Company shall enter into the Option and Collaboration Agreement (the “Option”) pursuant to which the Purchaser shall pay a fee in cash to the Company of $3,000,000 (the “Option Fee”) upon the execution and delivery of such agreement.

2.3              Investment. (a) Subject to Section 2.3(d), in the sole discretion of the Company, the Purchaser shall purchase up to $5,000,000 of the Company’s securities (the “Investment”) on the same terms and conditions as the other investors in the Qualified Financing. At least ten (10) days prior to the closing of the Qualified Financing, the Company or the underwriter or placement agent shall provide the Purchaser with notice of the terms of the Qualified Financing.

(b)               Subject to Section 2.3(d) below, if the Qualified Financing referred to in Section 2.3(a) has not occurred before the Successful Completion of the Futility Analysis (as described in Section 2.4(B) of the Option and Collaboration Agreement), the Investment would be made, in the sole discretion of the Company, and subject to the satisfaction of the conditions set forth in Section 2.7 below, in the form of an additional convertible promissory note in the principal amount of $5,000,000 (the “Subsequent Note”) whereby the Purchaser would purchase the Subsequent Note upon the same terms and conditions as set forth in the Note, which terms shall, except as otherwise agreed in writing by the parties, be identical to the Note, except that the maturity date of the Subsequent Note shall be the third anniversary of the issuance date of the Subsequent Note. The parties shall engage in discussions regarding the mechanics and precise timing of the closing of the Subsequent Note (the “Subsequent Note Closing”).

(c)                Notwithstanding the foregoing, the Purchaser shall not be required to complete the Investment after the three year anniversary of the date of the initial Closing hereunder.

(d)               In no event shall Purchaser be required to acquire shares of the Company’s capital stock such that Purchaser’s ownership interest in the Company would exceed 19.9% of the Company’s outstanding capital stock (or, to the extent permissible under U.S. GAAP for determining whether the Company is an associate company or subsidiary of the Purchaser, the Company’s issued capital stock on a fully diluted basis after taking into account the conversion of all convertible securities) (the “Threshold”). Accordingly, the maximum amount that Purchaser can be obligated to invest pursuant to Section 2.3(a) would be the lesser of (i) $5,000,000 and (ii) such amount as would result in Purchaser’s ownership being at or below the Threshold; provided, that an Investment in a Qualified Financing that is an IPO is not subject to this Section 2.3(d). Any remaining amount of Purchaser’s $5,000,000 Investment commitment would simultaneously be invested in a Subsequent Note pursuant to Section 2.3(b) above.

2.4              Closing. (a) On the Closing Date, upon the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement by the parties hereto, the Company agrees to sell, and the Purchaser agrees to: (i) purchase the Note for $5,000,000; and (ii) pay the Option Fee of $3,000,000 (for an aggregate Subscription and Option Amount of $8,000,000). At the Closing, the Purchaser shall deliver to the Company, via wire transfer in immediately available funds an amount equal to the Purchaser’s Subscription and Option Amount, the Company shall deliver to the Purchaser its Note, and the Company and the Purchaser shall deliver the other items set forth in Section 2.5 deliverable at such Closing. Upon satisfaction of the covenants and conditions set forth in Sections 2.5 and 2.6 for the Closing, the Closing shall occur at the offices of Gracin & Marlow, LLP, at The Chrysler Building, 405 Lexington Avenue, 26th Floor, New York, New York 10174, or such other location as the parties shall mutually agree.

(b) At the Subsequent Note Closing (if any) (the “Subsequent Closing”), the

Purchaser shall deliver to the Company, via wire transfer immediately available funds equal to $5,000,000, the Company shall deliver to the Purchaser the Subsequent Note, and the Company, and the Purchaser shall deliver the other items set forth in Section 2.5 deliverable at such Subsequent Note Closing, mutatis mutandis. Upon satisfaction of the covenants and conditions set forth in Sections 2.5 and 2.6 for the Subsequent Note Closing, mutatis mutandis, the Subsequent Note Closing shall occur at the offices of Gracin & Marlow, LLP, at The Chrysler Building, 405 Lexington Avenue, 26th Floor, New York, New York 10174, or such other location as the parties shall mutually agree.

2.5	Deliveries.

(a)                On or prior to the Closing Date (except as noted), the Company shall deliver or cause to be delivered to the Purchaser the following:

(i)                 this Agreement duly executed by the Company;

(ii)               the Note with a principal amount equal to Five Million Dollars ($5,000,000), registered in the name of the Purchaser;

(iii)             the Option and Collaboration Agreement duly executed by the Company; and

(iv)             A Secretary’s certificate of the Company attaching and certifying the charter documents of the Company and the resolutions of the Board of Directors authorizing the execution and issuance of Transaction Documents.

(b)               On or prior to the Closing Date, the Purchaser shall deliver or cause to be delivered to the Company, as applicable, the following:

(i)	this Agreement duly executed by the Purchaser;

(ii)	the Option and Collaboration Agreement duly executed by the Purchaser;

(iii)             the Purchaser’s Subscription and Option Amount by wire transfer to the account specified in writing by the Company; and

(iv)               a Secretary’s certificate of the Purchaser attaching and certifying the charter documents of the Purchaser and the resolutions of the Purchaser’s board of directors authorizing the execution and issuance of Transaction Documents.

2.6	Closing Conditions for Purchase and Sale of Note.

(a)                   The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:

(i)                 the accuracy in all material respects on the Closing Date of the representations and warranties of the Purchaser contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii)               all obligations, covenants and agreements of the Purchaser required to be performed at or prior to the Closing Date shall have been performed; and

(iii)             the delivery by the Purchaser of the items set forth in Section 2.5(b) of this Agreement.

(b)                  The obligations of the Purchaser hereunder in connection with the Closing are subject to the following conditions being met:

(i)                 the accuracy in all material respects when made and on the Closing Date of the representations and warranties of the Company contained herein (unless as of a specific date therein);

(ii)               all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed;

(iii)             the delivery by the Company of the items set forth in Section 2.5(a) of this Agreement;

(iv)             there is no existing Event of Default (as defined in the Note) and no existing event which, with the passage of time or the giving of notice, would constitute an Event of Default;

(v)               there shall be no adverse proceeding initiated, ongoing, or threatened by any governmental or regulatory body; and

(vi)             there shall have been no Material Adverse Effect with respect to the Company since the date hereof.

2.7	Closing Conditions for Investment Pursuant to Section 2.3(b).

(a)	The obligations of the Company hereunder in connection with the Subsequent Closing of an Investment pursuant to Section 2.3(b) are subject to the following conditions being met:

(i)                 the accuracy in all material respects on the date of the Subsequent Closing of the representations and warranties of the Purchaser contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii)               all obligations, covenants and agreements of the Purchaser required to be performed at or prior to the date of the Subsequent Closing shall have been performed;

(iii) the delivery by the Purchaser of the item set forth in Section 2.5(b) (iv) of this Agreement; and

(iv) the Purchaser’s payment for the Subsequent Note by wire transfer to the account specified in writing by the Company.

(b)                  The obligations of the Purchaser hereunder in connection with the Subsequent Closing of an Investment pursuant to Section 2.3(b) are subject to the following conditions being met:

(i)                 the delivery by the Company of the Subsequent Note and item set forth in Section 2.5(a)(iv)of this Agreement;

(ii)               there is no existing Event of Default (as defined in the Note) and no existing event which, with the passage of time or the giving of notice, would constitute an Event of Default;

(iii)             either (i) the Option and Collaboration Agreement or (ii) the License Agreement (as defined in the Option and Collaboration Agreement) shall remain in full force and effect (other than as a result of the Company’s termination of such agreement in accordance with its terms as a result of Purchaser’s material breach of such agreement); and

(iv)             there shall have been no Material Adverse Effect with respect to the Company since the date hereof (it being understood that a Material Adverse Effect would include that the data monitoring committee has completed the futility analysis as specified by the FAP Pivotal Trial Protocol (as defined in the Option and Collaboration Agreement) and statistical analysis plan and has determined that continuing the FAP Pivotal Trial is futile).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1              Representations and Warranties of the Company. Except as set forth in the Disclosure Schedules attached hereto, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or warranty otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules (provided that to the extent more than one representation or warranty contained in this Agreement requires the same disclosure, the appearance of such disclosure in any single section of the Disclosure Schedules shall serve as disclosure for all other representations and warranties to the extent it is reasonably apparent on the face of the disclosure that such disclosure is applicable thereto), the Company hereby makes the following representations and warranties to the Purchaser that shall be true and correct on the date hereof:

(a)                Subsidiaries. The Company has the subsidiaries set forth on Schedule 3.1(a). Schedule 3.1(a) hereto sets forth the jurisdiction of each Subsidiaries’

incorporation or organization and showing the percentage of ownership of each Subsidiary held by the Company. All of the outstanding shares of capital stock of each Subsidiary has been duly authorized and validly issued, and are fully paid and non- assessable.

(b)               Organization and Qualification. The Company is duly incorporated and validly existing under the laws of the State of Delaware and has the requisite power and authority to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted. The Company is in good standing under the laws of the State of Delaware. The Company is not in violation or in default of any of the provisions of its certificate of incorporation or bylaws. The Company is duly qualified to conduct business and is in good standing as a foreign entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document; (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company; or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such qualification.

(c)                Authorization; Enforcement. The Company has the requisite corporate power and authority to issue the Securities and enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company, and no further action is required by the Company, or its Board of Directors or shareholders, in connection herewith or therewith other than in connection with the Required Approvals. This Agreement and each other Transaction Document to which the Company is a party have been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with their terms; except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to or affecting generally the enforcement of rights of creditors or by other equitable principles of general application.

(d)               No Conflicts. The execution, delivery and performance by the Company as contemplated herein of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Securities and the consummation by each of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate of incorporation, or bylaws; (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected; or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e)                Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than as set forth on Schedule 3.1(e), the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws (collectively, the “Required Approvals”), which have been made or will be made in a timely manner.

(f)                Issuance of the Securities. The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens other than restrictions on transfer provided for in the Transaction Documents. The Conversion Shares, when issued in accordance with the terms of the Note, will be validly issued, fully paid and non-assessable, free and clear of all Liens other than restrictions on transfer provided for in the Note and applicable securities laws. The Company has reserved for issuance a sufficient number of shares of Common Stock issuable as the Conversion Shares.

(g)               Capitalization. The capitalization of the Company is as set forth on Schedule 3.1(g). No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents or any registration rights, except as provided in Schedule 3.1(g). Except as set forth on Schedule 3.1(g) or except as a result of the purchase and sale of the Securities, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all securities laws and U.S. federal and state securities laws, as applicable, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of the Board of Directors or any shareholder or others is required for the issuance and sale of the Securities.

(h)               Financial Statements. The audited balance sheet of the Company as of December 31, 2014 and the related consolidated statements of operations, changes in convertible preferred stock and stockholders’ deficit, and cash flows for the period then ended and the unaudited balance sheet of the Company as of September 30, 2015 and the related consolidated statements of operations and cash flows for the period of nine months ended September 30, 2015 (the “Interim Financials”), copies of which have been provided to the Purchaser, comply in all material respects with applicable accounting requirements as in effect as of the date of such financial statements. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, year-end audit adjustments.

(i)                 Material Changes; Undisclosed Events, Liabilities or Developments. Except as set forth on Schedule 3.1(i), since December 31, 2014, except as specifically disclosed in the Interim Financials: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect; (ii) neither the Company nor any of its Subsidiaries have incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and accrued expenses in connection with proposed financings by the Company, (B) obligations under contracts and commitments incurred in the ordinary course of business, and (C) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP, which in all such cases individually and in the aggregate would not have a Material Adverse Effect; (iii) the Company has not altered its method of accounting; (iv) neither the Company nor any Subsidiary has declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any of its capital stock; and (v) neither the Company nor any Subsidiary has issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company equity incentive plans.

(j)                 Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company, or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which: (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities, or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor, to the Company’s Knowledge, any of its directors or officers, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws (including the bad boy acts or the bad actor provisions of Rule 506(d) of the Securities Act) or a claim of breach of fiduciary duty.

(k)               Compliance. The Company is not and since inception has not been: (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived); (ii) in violation of any judgment, decree or order of any court, arbitrator or other governmental authority; or (iii) in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as would not reasonably be expected to result in a Material Adverse Effect. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (x) a default under any such indenture, material loan, judgment, order, decree, contract or material agreement, or (y) an event which results in the creation of any material lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company or any of its assets or properties. The Company is not required under federal, state, local or foreign law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents, or issue and sell the Note, or the Conversion Shares in accordance with the terms hereof or thereof (other than

(x)    any consent, authorization or order that has been obtained as of the date hereof, (y) any filing or registration that has been made as of the date hereof or (z) any filings which may be required to be made by the Company with the Commission or state securities administrators subsequent to the Closing).

(l)                 Regulatory Permits. The Company possesses all certificates, authorizations, franchises, licenses and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its businesses, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and the Company has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

(m)             Title to Assets. The Company does not own any real property. The Company has good and marketable title in all personal property owned by it that is material to the business of the Company, free and clear of all Liens. Any real property and facilities held under lease by the Company is held by it under a valid and subsisting lease, enforceable against the Company with which the Company is in all material respects in compliance, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to or affecting generally the enforcement of rights of creditors or by other equitable principles of general application.

(n)               Intellectual Property. To the Knowledge of the Company, the Company has, or has the right to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as necessary or required for use in connection with its business as currently conducted or currently proposed to be conducted (collectively, the “Intellectual Property Rights”). The Company has not received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement. The Company has not received any written notice of a claim or otherwise has any Knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, has not received any written notice of any claim that any Intellectual Property Right owned or controlled by a third party would be or is infringed or misappropriated by the manufacture, use, sale, offer for sale or importation of the Product (as defined in the Option and Collaboration Agreement) and, to the Company’s Knowledge, the manufacture, use, sale, offer for sale or importation of the Product would not and does not infringe or misappropriate any Intellectual Property Right owned or controlled by a third party. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its Intellectual Property Rights, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o)               Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which the Company is engaged, including, but not limited to, directors and officers insurance coverage. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(p)               Transactions with Affiliates and Employees. Other than as set forth in Schedule 3.1(p), none of the officers or directors of the Company, and, to the Knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from providing for the borrowing of money from or lending of money to, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, manager, trustee, stockholder, member or partner, in each case in excess of $120,000 other than for: (i) payment of salary or consulting fees for services rendered; (ii) reimbursement for expenses incurred on behalf of the Company; and (iii) other employee benefits, including option agreements under any option plan of the Company.

(q)               Certain Fees. Other than as set forth on Schedule 3.1(q), no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Purchaser shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

(r)                 Private Placement. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchaser as contemplated hereby. Neither the Company nor any of its Affiliates, nor any person acting on their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities.

(s)                Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

(t)                 No Integrated Offering. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.2, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior or future offerings by the Company for purposes of the Securities Act which would require the registration of any such securities under the Securities Act.

(u)               Tax Status. The Company: (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, except for the failure to make or file such tax returns, reports or declarations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations; and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(v)               Acknowledgment Regarding Purchaser’s Purchase of Securities. The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by the Purchaser or any of its respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchaser’s purchase of the Securities. The Company further represents to the Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and each of its representatives.

(w)             Equity Incentive Plans. Each equity award granted by the Company under the Company’s equity incentive plan was granted: (i) in accordance with the terms of such plan, and (ii) with an exercise price at least equal to the fair market value of the shares of Common Stock on the date such option would be considered granted under GAAP and applicable law. All federal and state filings with respect to such plans have been timely made, except where the failure to make any such filing timely would not have a Material Adverse Effect. No option granted under the Company’s equity incentive plan has been backdated. The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant equity awards prior to, or otherwise knowingly coordinate the grant of such awards with, the release or other public announcement of material information regarding the Company or their financial results or prospects.

(x)               Material Agreements. Set forth on Exhibit 3.1(x) is a list of any and all material contracts, instruments, agreements, commitments, obligations, plans or arrangements, to which the Company and any Subsidiary is a party. Each of the Company and any Subsidiary has in all respects performed all the obligations required to be performed by them to date under the foregoing agreements, have received no notice of default and are not in default under any such agreement now in effect, except where the failure to so perform or the default would not cause a Material Adverse Effect.

(y)               FDA Compliance. The Company: (i) is in material compliance with all statutes, rules or regulations applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product that is under development, manufactured or distributed by the Company; (ii) has not received any FDA Form 483, notice of adverse finding, warning letter, untitled letter or other correspondence or notice from the U.S. Food and Drug Administration (the “FDA”) or any other federal, state, local or foreign governmental or regulatory authority alleging or asserting noncompliance with any applicable laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such applicable laws (“Authorizations”); and (iii) possesses all material Authorizations necessary for the operation of its business as currently conducted and such Authorizations are valid and in full force and effect and the Company is not in violation of any term of any such Authorizations. Neither the Company nor, to the Company’s Knowledge any of its Representatives have made, nor to the Company’s Knowledge has any third party acting under the Company’s authority made, an untrue statement of a material fact to any regulatory authority with respect to the Product, or knowingly failed to disclose a material fact required to be disclosed to any regulatory authority with respect to the Product. The Company, and to the Company’s Knowledge, its Representatives and all such third parties have complied with all regulatory requirements with respect to the Product and active pharmaceutical ingredients contained therein. All information within the regulatory filings related to the Product have been generated in material compliance with all applicable laws, including, as applicable, cGMP, cGCP and cGLP, and all such regulatory filings are true and correct in all material respects.

(z)                Disclosure. The Company has made available to the Purchaser all of the information reasonably available to the Company that the Purchaser has requested for deciding whether to acquire the Securities, and all such materials were prepared in good faith. No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to the Purchaser at the Closing contains any untrue statement of a material fact or, to the Company’s Knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. It is understood that this representation is qualified by the fact that the Company has not delivered to the Purchaser, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

3.2              Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows (unless as of a specific date therein):

(a)                Organization; Authority. The Purchaser is an entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation with full right, corporate or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by such Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary limited liability company or similar action, as applicable, on the part of the Purchaser. Each Transaction Document to which it is a party has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)               Own Account. The Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting the Purchaser’s right to sell the Securities or any security into which they are converted or exchanged in compliance with applicable federal and state securities laws). The Purchaser is acquiring the Securities hereunder in the ordinary course of its business.

(c)                Purchaser Status. At the time the Purchaser was offered the Securities, it was, and as of the date hereof it is, an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act.

(d)               Experience of the Purchaser. The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(e)                General Solicitation. The Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(f)                Confidentiality. Other than to other Persons party to this Agreement and to the Purchaser’s employees, officers, directors, attorneys and advisors, the Purchaser has maintained and will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

(g)               Full Access. The Purchaser has had a reasonable opportunity to ask questions of and receive information and answers from a person or persons acting on behalf of the Company concerning the Securities and has had an opportunity to conduct a due diligence investigation of the Company. The Purchaser has reviewed the Company’s registration statement on Form S-1 filed with the Commission on December 23, 2015 and understands and acknowledges that there can be no assurance that such registration statement will be declared effective by the Commission or that the IPO for which the shares are being registered will be consummated.

The Company acknowledges and agrees that the representations contained in Section 3.2 shall not modify, amend or affect the Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transaction contemplated hereby.

ARTICLE IV.

OTHER AGREEMENTS OF THE PARTIES

4.1              Transfer Restrictions.

(a)                The Securities may only be disposed of in compliance with state and federal securities laws.

(b)               The Purchaser agrees to the imprinting, so long as is required by this Section 4.1, of a legend on any of the Securities in the following form:

THIS SECURITY AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY OTHER STATE OR JURISDICTION. THEY MAY NOT BE PURCHASED WITH A VIEW FOR DISTRIBUTION OR RESALE, AND MAY ONLY BE OFFERED, SOLD, MORTGAGED, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH EITHER AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITY UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES ACT, OR AN OPINION OF COUNSEL FOR THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SECURITIES ACT OR THE LAWS OF ANY OTHER JURISDICTION.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN THE SECURITIES PURCHASE AGREEMENT BETWEEN THE COMPANY AND THE PURCHASER, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

4.2              Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities.

4.3              Disclosure; Publicity. (a) The Company and the Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor the Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of the Purchaser, or without the prior consent of the Purchaser, with respect to any press release of the Company, and each such consent shall not unreasonably be withheld or delayed, except if such disclosure is required by securities laws or rules, including those promulgated by the Commission, or any rules or requirements of stock exchanges on which equity securities of each of the Company and the Purchaser may be listed, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement, disclosure or communication. For the avoidance of doubt, the Purchaser understands that the U.S. federal securities laws generally require any company that is publicly held or that is registering its securities for public sale to disclose a broad range of financial and non-financial information in registration statements, annual reports and other filings made with the Commission. As a result, copies of this Agreement and the Note and descriptions thereof may be made public in the sole discretion of the Company or the Purchaser in order to comply with such securities laws and the rules and regulations of the Commission.

(b)               Disclosure by the Company and the Purchaser of the Option and Collaboration Agreement and its terms, and material developments or material information generated under the Option and Collaboration Agreement shall be governed by Section 5 of the Option and Collaboration Agreement.

4.4              Use of Proceeds. The Company shall use the net proceeds hereunder primarily to fund the completion of the Company’s Phase 3 clinical trial as currently contemplated with its product candidate CPP-1X/sul for the treatment of familial adenomatous polyposis (the “Phase 3 Trial”); provided that (a) this Section 4.4 shall not apply to any Investment in a Qualified Financing that is an IPO, and (b) the Company may use the net proceeds hereunder in its sole discretion in the event that either the Option and Collaboration Agreement or License Agreement is terminated or the Company’s Phase 3 Trial is terminated.

4.5              Indemnification of Purchaser. Subject to the provisions of this Section 4.5 and in consideration of the Purchaser’s execution of the Transaction Documents and acquiring the Securities, the Company will indemnify and hold the Purchaser and its directors, officers, shareholders, members, managers, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, managers, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of: (a) any misrepresentation or breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents; or (b) any action instituted against any Purchaser Party in any capacity, or its Affiliates, by any stockholder of the Company who is neither an Affiliate of such Purchaser Party nor another Purchaser Party, with respect to (x) any of the transactions contemplated by the Transaction Documents; or (y) any transaction directly or indirectly financed with the proceeds of the issuance of the Securities (unless such action is based upon a breach of such Purchaser Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser Party may have with any such stockholder or any violations by such Purchaser Party of state or federal securities laws or any conduct by such Purchaser Party which constitutes fraud, gross negligence, willful misconduct or malfeasance). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the

Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing; (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel; or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Purchaser Party under this Agreement (y) for any settlement by the Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents. The indemnification required by this Section 4.5 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against the Company or others and any liabilities the Company may be subject to pursuant to law.

4.6              Form D; Blue Sky Filings. The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof, promptly upon request of the Purchaser. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchaser at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of the Purchaser.

Restrictions on Sale. The Purchaser hereby agrees not to sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Securities or other securities of the Company held by the Purchaser during the 180-day period following the effective date of the registration statement for the Company’s IPO (or such other period as may be requested by the Company or an underwriter solely to accommodate regulatory restrictions on (i) the publication or other distribution of research reports; and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto)(the “Lock-Up Period”), provided, that all officers and directors of the Company and holders of at least 5% of the Company’s voting securities are bound by and have entered into similar agreements. The obligations described in this Section 4.7 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each certificate with a legend as substantially set forth in Section 4.1 with respect to the shares of the Securities (or other securities of the Company) subject to the foregoing restriction until the end of such 180-day (or other) period. The Purchaser agrees to execute a market stand-off agreement with the underwriters in the offering in customary form consistent with the provisions of this Section 4.7. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all holders subject to such agreements, pro rata based on the number of shares subject to such agreements.

4.7              Option and Investment. Notwithstanding anything in this Agreement to the contrary, if the Purchaser does not consummate the Investment in accordance with the terms of this Agreement (including the satisfaction of the conditions set forth in Section 2.7(b) above), then (a) such failure to purchase shall be a material breach of this Agreement, and (b) the Option described in Section 2.2 and the Option and Collaboration Agreement shall be null and void and not exercisable by the Purchaser.

ARTICLE V. MISCELLANEOUS

5.1              Board Observer Rights. (a) Beginning on the date hereof until the date of exercise of the option in accordance with the terms of the Option and Collaboration Agreement or the expiration of the option period as set forth therein (the “Observer Period”), the Company agrees that it will invite one representative designated by the Purchaser (the “Observer”) to attend, in a non-voting observer capacity, all formal meetings of the Board of Directors in which a quorum is present for the purposes of permitting Observer to have current information with respect to the affairs of the Company and the actions taken by the Board of Directors (the “Approved Purposes”); provided that such Observer designated by the Purchaser is subject to the Company’s approval (which approval shall not be unreasonably withheld). In no event shall Observer: (i) be deemed to be a member of the Board of Directors; (ii) have the right to vote on any matter under consideration by the Board of Directors or otherwise have any power to cause the Company to take, or not to take, any action; or (iii) except as expressly set forth in this Section 5.1, have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to the Company or its stockholders or any duties (fiduciary or otherwise) otherwise applicable to the directors of the Company. As a non-voting observer, Observer will also be provided (concurrently with delivery to the directors of the Company and in the same manner delivery is made to them) copies of all notices, minutes, consents, and all other materials or information (financial or otherwise) that are provided to the directors with respect to a meeting or any written consent in lieu of meeting (except to the extent Observer has been excluded therefrom pursuant to clause (d) below).

(c)                If a meeting of the Board of Directors is conducted via telephone or other electronic medium (e.g., videoconference), Observer may attend such meeting via the same medium; provided, however, that Observer shall not provide any other person access to such meeting without the Company’s express prior written consent (which consent may be by e-mail).

(d)               Notwithstanding the foregoing, the Company may exclude Observer from access to any material or meeting or portion thereof if: (i) the Board of Directors concludes in good faith, upon advice of the Company’s counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege between the Company and such counselor or if the Company in good faith believes that the Observer has a potential conflict of interest; provided, however, that any such exclusion shall apply only to such portion of the material or such portion of the meeting which would be required to preserve such privilege and not to any other portion thereof; or (ii) such portion of a meeting is an executive session limited solely to independent director members of the Board of Directors, independent auditors and/or legal counsel, as the Board of Directors may designate, and Observer (assuming Observer were a member of the Board of Directors) would not meet the then-applicable standards for independence adopted by the New York Stock Exchange, or such other exchange on which the Company’s securities are then traded.

(e)                The Observer shall not receive compensation from the Company for the performance of as an Observer; however, the Company shall reimburse Observer for all reasonable out-of-pocket expenses incurred by Observer in connection with attendance at Board of Directors meetings. All reimbursements payable by the Company pursuant to this Section 5.1(d) shall be paid to Observer in accordance with the Company’s policies and practices with respect to director expense reimbursement then in effect

(f)                The rights described in this Section 5.1 shall terminate upon: (i) the end of the Observer Period; (ii) any material violation of the terms of this Section 5.1 by Observer that

(A) remains uncured within ten (10) business days after receipt of notice thereof, or (B) if such violation is not subject to cure, directly causes material harm to the Company in the Board of Directors’ sole and absolute discretion.

(g)               In consideration of the Company’s disclosure to Observer of information that is not publicly available concerning the Company for the Approved Purposes, Purchaser agrees that this Section 5.1 will apply to all information, in any form whatsoever, disclosed or made available to Observer concerning the Company, its affiliates and/or the Approved Purposes (“Confidential Information”).

(h)               Except as otherwise provided herein, Purchaser agrees: (i) to hold Confidential Information in strict confidence; (ii) not to disclose Confidential Information to any third parties; and (iii) not to use any Confidential Information for any purpose except for the Approved Purposes. Observer may disclose the Confidential Information to its responsible agents, advisors, affiliates and representatives with a bona fide need to know (“Representatives”), but only to the extent necessary for the Approved Purposes. Purchaser agrees that Observer shall instruct all such Representatives not to disclose such Confidential Information to third parties without the prior written permission of the Company. Purchaser will, at all times, remain liable under the terms of this Agreement for any unauthorized disclosure or use by Observer or any Representatives of Confidential Information provided to such Representatives by Observer.

(i)                 The foregoing restriction on the use and nondisclosure of Confidential Information will not include information which, as evidenced by written documentation: (i) is, or hereafter becomes, through no act or failure to act on the part of Observer, generally known or available to the public; (ii) was acquired by Observer before receiving such information from the Company, without restriction as to use or disclosure; (iii) is hereafter furnished to Observer by a third party, without, to Observer’s knowledge, restriction as to use or disclosure; (iv) such information was independently developed by Observer; or (v) is required or requested to be disclosed pursuant to judicial, regulatory or administrative process or court order, provided, that to the extent permitted by law, rule or regulation and reasonably practicable under the circumstances, Observer gives the Company prompt notice of such required disclosure so that the Company may challenge the same

(j)                 Following the termination of the rights of Observer described in this Section 5.1 and upon request of the Company, Observer will promptly: (i) return to the Company all physical materials containing or consisting of Confidential Information and all hard copies thereof; and (ii) destroy all electronically stored Confidential Information in Observer’s possession or control. Observer may retain in his confidential files one copy of any item of Confidential Information in order to comply with any legal, compliance or regulatory requirements. Any Confidential Information that is not returned or destroyed, including, without limitation, any oral Confidential Information, and all notes, analyses, compilations, studies or other documents prepared by or for the benefit of Observer from such information, will remain subject to the confidentiality obligations set forth in this Agreement indefinitely.

(k)               All Confidential Information is provided to Observer “as is” and the Company does not make any representation or warranty as to the accuracy or completeness of the Confidential Information or any component thereof. The Company will have no liability to Observer resulting from the reliance on the Confidential Information by Observer or any third party to whom such Confidential Information is disclosed.

(l)                 Purchaser acknowledges that all of the Confidential Information is owned solely by the Company (or its licensors) and that the unauthorized disclosure or use of such Confidential Information would cause irreparable harm and significant injury, the degree of which may be difficult to ascertain. Therefore, in the event of any breach of this Agreement, the Company is entitled to seek all forms of equitable relief (including an injunction and order for specific performance), in addition to all other remedies available at law or in equity.

(m)               Purchaser agrees that the Confidential Information is given in confidence in accordance with the terms of this Agreement, and Purchaser and Observer will not take any action relating to the securities of the Company which would constitute insider trading, market manipulation, or any other violation of applicable securities law. Observer agrees to instruct all of its Representatives to whom it discloses Confidential Information that they may not take any action relating to the securities of the Company which would constitute insider trading, market manipulation, or any other violation of applicable securities law.

(n)               Prior to the designation of any Observer, Purchaser agrees to cause Observer to execute and deliver to the Company a written acknowledgement of such Observer’s obligations under this Section 5.1.

5.2              Fees and Expenses. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all Transfer Agent fees (including, without limitation any fees required for same day processing of any instruction letter delivered by the Company and any conversion or exercise notice delivered by the Purchaser), stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchaser.

5.3              Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4              Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto at or prior to 5:30 p.m. (Arizona time) on a Business Day; (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Business Day or later than 5:30 p.m. (Arizona time) on a Business Day; (c) the second (2nd) Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service; (d) the fourth (4th) Business Day following the date of mailing if sent by U.S. Mail, or (e) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.5              Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

5.6              Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7              Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company and Purchaser may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser (other than by merger).

5.8              No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

5.9              Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in New York, New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action, suit or proceeding to enforce any provisions of the Transaction Documents, then, in addition to the obligations of the Company under Section 4.5, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

5.10          Survival. The representations and warranties contained herein shall survive the Closings and the delivery of the Securities.

5.11          Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.12          Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.13          Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

5.14          Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Purchaser will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.15          Payment Set Aside. To the extent that the Company makes a payment or payments to the Purchaser pursuant to any Transaction Document or the Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently set aside, recovered from, disgorged by or refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.16          Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plea or in any manner whatsoever claim, and will resist any and all effort to be compelled to take the benefit or advantage of, usury law wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by the Purchaser in order to enforce any right or remedy under any Transaction Document. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to the Purchaser with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by the Purchaser to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at the Purchaser’s election.

5.17          Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.18          Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

5.19          WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CANCER PREVENTION PHARMACEUTICALS, INC.

By:	/s/ Jeffrey Jacob
Name: Jeffrey Jacob
Title: Chief Executive Officer

Address for Notice:

1760 East River Road, Suite 250
Tucson, AZ 85718
Attention: Jeffrey Jacob
Chief Executive Officer
Fax: #########

With a copy to (which shall not constitute notice):

Leslie Marlow, Esq.
Gracin & Marlow, LLP
The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, NY 10174
Fax: #########

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK SIGNATURE PAGE FOR PURCHASER FOLLOWS]

[PURCHASER SIGNATURE PAGES TO THE SECURITIES PURCHASE AGREEMENT BY AND BETWEEN CANCER PREVENTION PHARMACEUTICALS, INC. AND SUCAMPO AG]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: SUCAMPO AG

Signature of Authorized Signatory of Purchaser:   /s/ Peter Greenleaf

Name of Authorized Signatory:   Peter Greenleaf

Title of Authorized Signatory:   Chairman of the Board

Email Address of Authorized Signatory:

Facsimile Number of Authorized Signatory:

Address for Notice to Purchaser:

Address for Delivery of Securities to Purchaser (if not same as address for notice):

Closing Subscription and Option Amount: $8,000,000

Principal Amount: $5,000,000

EIN Number:

PURCHASER SIGNATURE PAGES TO THE SECURITIES PURCHASE AGREEMENT BY AND BETWEEN CANCER PREVENTION PHARMACEUTICALS, INC. AND SUCAMPO AG]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: SUCAMPO AG

Signature of Authorized Signatory of Purchaser:   /s/ Matthias Alder

Name of Authorized Signatory:   Matthias Alder

Title of Authorized Signatory:   Director

Email Address of Authorized Signatory:    #########

Facsimile Number of Authorized Signatory:    #########

Address for Notice to Purchaser:   Baarerstrasse 22, 6300 Zug, Switzerland

Address for Delivery of Securities to Purchaser (if not same as address for notice):

Closing Subscription and Option Amount: $8,000,000

Principal Amount: $5,000,000

EIN Number:

Annex A

CLOSING STATEMENT

Pursuant to the attached Securities Purchase Agreement, dated as of the date hereto, the Purchaser shall purchase the Convertible Promissory Note from Cancer Prevention Pharmaceuticals, Inc. (the “Company”) and pay the Option Fee (as defined in the Securities Purchase Agreement). All funds will be wired into an account maintained by the Company. All funds will be disbursed in accordance with this Closing Statement.

Disbursement Date: January , 2016

I.	Proceeds

Gross Proceeds to be Received	$8,000,000

Total Amount Disbursed: $8,000,000

WIRE INSTRUCTIONS:

Bank Name:	Account Number:

Routing Number:	Beneficiary:

Beneficiary Address:

Duly executed this day of January, 2016:

CANCER PREVENTION PHARMACEUTICALS, INC.

By:

Name:

Title:

Schedule 3.1(a)

Subsidiaries

Name	State/Country of Organization	Percentage Ownership by Company

Cancer Prevention
Pharmaceuticals, LLC	Arizona	100%
Cancer Prevention Pharma Limited	United Kingdom	100%

Schedule 3.1(e)

Filings, Consents and Approvals

Pursuant to the terms of that certain Investors’ Rights Agreement, dated September 17, 2012, as amended (the “Investors’ Rights Agreement”) by and among the Company and the holders of the Company’s Series A Preferred Stock (the “Series A Holders”), the Series A Holders have a right of first refusal to purchase a pro rata share of any New Securities (as such term is defined in the Investors’ Rights Agreement) on an as converted basis. The Company has obtained waivers from a majority of the Series A Holders, which makes these rights of first refusal inapplicable to the Securities offered by this Agreement.

Schedule 3.1(g)

Capitalization

The following table sets forth our capitalization as of September 30, 2015:

As of September 30, 2015

Actual
(unaudited)

(in thousands, except shares and per share amounts)

Series A-1 Preferred Stock, $.001 par value: 7,300,000 shares authorized, 5,568,717 shares issued and outstanding	5,407
Series A-2 Preferred Stock, $.001 par value: 6,000,000 shares authorized, 5,252,500 shares issued and outstanding	5,152
Common stock and additional paid-in capital, $.001 par value: 35,000,000 shares authorized, 12,666,678 shares issued and 12,574,988 outstanding	13
Additional paid-in capital	1,245
Accumulated deficit	(20,246)
Total stockholders’ equity (deficit)	(18,988)
Total capitalization	$18,988

The number of shares of common stock in the table is based on the number of shares of our common stock outstanding as of September 30, 2015, and excludes:

•	4,024,425 shares of common stock issuable upon the exercise of outstanding stock options as of September 30, 2015 at a weighted average exercise price of $0.29 per share;
•	623,936 shares of common stock issuable upon the exercise of outstanding warrants issued to the University of Arizona as of September 30, 2015, at a weighted-average exercise price of $0.048 per share; and
•	559,768 shares of common stock reserved for future issuance under our 2010 Equity Incentive Plan.

Schedule 3.1(i)

Material Changes

The Company is currently offering (the “Bridge Financing”) to certain of its current investors Convertible Promissory Notes in the aggregate principal amount of up to $3,000,000. Investors will also receive a five-year warrant (30% warrant coverage) to purchase the Company’s securities.

Schedule 3.1(p)

Transactions with Affiliates and Employees

The following includes a summary of transactions since January 1, 2013 to which the Company has been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of the Company’s directors, executive officers or, to the Company’s knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other compensation arrangements with officers and directors.

Master Services Agreement

Effective June 10, 2015, the Company entered into a master services agreement with Clear Pharma, Inc., a company owned by a director, Daniel Donovan, for the provision of data analysis services. The Company owns all of the work product and intellectual property rights associated therewith. The master services agreement may be terminated: (i) by us upon 30 days’ notice; (ii) by either party after a 30-day notice and cure period upon a material breach of the terms of the agreement; and (iii) immediately by either party in the case of bankruptcy or insolvency of the other party. It is anticipated that total services will cost $121,500 plus $65,000 to $105,000 in pass-through fees. As of November 2, 2015, we have paid Clear Pharma, Inc. $7,975 for services rendered. On August 7, 2015, in connection with consulting services we granted Mr. Donovan an option exercisable for 100,000 shares of common stock at an exercise price of $0.80 vesting pro rata over a 36-month period.

Financings

From November 19, 2012 through October 3, 2013, we issued and sold to investors an aggregate of 5,252,500 shares of our Series A-2 Preferred Stock at a purchase price of $1.00 per share, for aggregate consideration of $5,252,500. The participants in the Series A-2 Preferred Stock financing included the following holders of more than 5% of our capital stock: Translational Accelerator, LLC, who acquired 1,000,000 shares of Series A-2 Preferred Stock. The participants in the Series A-2 Preferred Stock financing also included the following officers and/or directors: Jeffrey Jacob, Christopher Richied, and Westport Boys, LLC, an entity of which our director Daniel Donovan is a member and the manager, who acquired 100,000, 25,000, and 425,000 shares of Series A-2 Preferred Stock, respectively.

In connection with financings in 2009, 2010 and 2012, we entered into agreements, which were subsequently amended, with our investors, which contain registration rights, information rights, voting rights and rights of first refusal, among other things. The agreements will terminate upon the closing of an IPO, except for the registration rights granted under certain investor rights agreements.

It is anticipated that certain of the Company’s officers and directors (directly and/or through affiliates) will participate in the Bridge Financing.

Employment Agreements; Stock Options Granted to Executive Officers

We currently have written employment agreements with our executive officers.

On July 30, 2012, we entered into an employment agreement with Eugene Gerner, Ph.D. to act as our Chief Scientific Officer, which was amended on January 13, 2014. The agreement, as amended, provides that Dr. Gerner receive an annual base salary of $120,000 for his half-time employment.

We have granted stock options to our executive officers.

Indemnification Agreements

We have entered into, and intend to continue to enter into, separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Schedule 3.1(q)

Certain Fees

The Company has agreed to pay Geller Biopharm, a Healthcare Investment Banking Division of Financial West Group, a fee in connection with certain of the transactions contemplated by this Agreement.

Schedule 3.1(x)

Material Agreements

1.	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect filed on September 14, 2012
2.	Bylaws of the Registrant, as currently in effect
3.	Certificate of Amendment to the Amended and Restated Certificate of Incorporation effective as of September 28, 2012
4.	Certificate of Amendment to the Amended and Restated Certificate of Incorporation effective as of April 30, 2013
5.	Form of Common Stock Certificate of the Registrant
6.	Cancer Prevention Pharmaceuticals, Inc. 2010 Equity Incentive Plan
7.	Form of Stock Option Agreement, Notice of Exercise and Stock Option Grant Notice under the 2010 Equity Incentive Plan
8.	Form of Warrant ($2,000,000 Financing)
9.	Form of Convertible Promissory Note ($2,000,000 Financing)
10.	Form of Warrant ($2,500,000 Financing)
11.	Form of Convertible Promissory Note ($2,500,000 Financing)
12.	Warrant issued to the University of Arizona and Conversion Letter
13.	Stockholders Agreement (2009 Financing)
14.	First Amendment to 2010 Equity Incentive Plan
15.	Second Amendment to 2010 Equity Incentive Plan
16.	Third Amendment to 2010 Equity Incentive Plan
17.	Form of Indemnification Agreement by and between the Registrant and its directors and officers.
18.	Form of Note and Warrant Purchase Agreement ($2,000,000 financing)
19.	Form of Convertible Promissory Note and Note Purchase Agreement Modification Agreement
20.	Form of Modification to Convertible Promissory Note
21.	Employment Agreement with Jeffrey Jacob, effective January 24, 2011
22.	Amendment to Employment Agreement with Jeffrey Jacob, effective September 2, 2013
23.	Employment Agreement with Christopher Richied, effective February 1, 2013
24.	Amendment to Employment Agreement with Christopher Richied, effective September 2, 2013

25.	Employment Agreement with Eugene Gerner, Ph.D., effective August 1, 2012
26.	Amendment to Employment Agreement with Eugene Gerner, Ph.D., effective February 11, 2014
27.	Form of Series A-2 Preferred Stock Purchase Agreement September 2012
28.	Form of Investors’ Rights Agreement September 2012
29.	Amendment to Investors Right’s Agreement dated September 27, 2012
30.	Form of Voting Agreement September 2012
31.	Amendment to Voting Agreement dated September 27, 2012
32.	Form of Right of First Refusal and Co-Sale Agreement September 2012
33.	Amendment to Right of First Refusal and Co-Sale Agreement dated September 27, 2012
34.	Form of Series A-2 Preferred Stock Purchase Agreement November 2012
35.	Form of Amended Series A-2 Preferred Stock Purchase Agreement July 2013
36.	Pharmaceutical Product Co-Development and License Agreement between Cancer Prevention Pharmaceuticals, Inc. and Tillotts Pharma AG dated December 27, 2013
37.	Amendment to the Pharmaceutical Product Co-Development and License Agreement between Cancer Prevention Pharmaceuticals, Inc. and Tillotts Pharma AG effective as of March 31, 2014
38.	Agreement between Cancer Prevention Pharmaceuticals, Inc. and SWOG effective as of February 22, 2014
39.	Product Manufacturing and Supply Agreement between Cancer Prevention Pharmaceuticals, LLC and Sanofi-Aventis Canada, Inc. dated June 30, 2009
40.	First Amendment to Product Manufacturing and Supply Agreement between Cancer Prevention Pharmaceuticals, LLC and Sanofi-Aventis Canada, Inc. dated September 3, 2009
41.	Assignment, Assumption and Second Amendment to Product Manufacturing and Supply Agreement by and among Cancer Prevention Pharmaceuticals, LLC, Sanofi-Aventis Canada, Inc. dated February 29, 2012
42.	Master Development Agreement between Cancer Prevention Pharmaceuticals, Inc. and Sanofi-Aventis Canada, Inc. dated November 9, 2012
43.	Amended and Restated License Agreement between Regents of The University of Arizona and Cancer Prevention Pharmaceuticals, Inc. effective December 19, 2013
44.	First Amendment to the Amended and Restated Exclusive License Agreement between The Regents of The University of Arizona and Cancer Prevention Pharmaceuticals, Inc. dated as of August 12, 2015
45.	Amendment to Warrant issued to the University of Arizona
46.	Note and Warrant Purchase Agreement (Bridge Financing)

47.	Form of Convertible Promissory Note (Bridge Financing)
48.	Form of Warrant (Bridge Financing)

Exhibit A

Convertible Promissory Note

Exhibit B

Option and Collaboration Agreement